Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”) dated as of March 23, 2026 between Exact Sciences Corporation, a Delaware corporation, as issuer (the “Company”) and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of January 17, 2018 (the “Base Indenture”), and the Third Supplemental Indenture, dated as of February 27, 2020 (the “Third Supplemental Indenture”, together with the Base Indenture, the “2028 Notes Indenture”) providing for the issuance of the 0.3750% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of November 19, 2025 (the “Merger Agreement”), by and among the Company, Abbott Laboratories, an Illinois corporation (“Abbott”), and Badger Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a direct wholly owned subsidiary of Abbott;

WHEREAS, subject to the Merger Agreement and the terms and conditions contained therein, on the Merger Effective Date (as defined below) each share of Common Stock of the Company, $0.01 par value per share, issued and outstanding immediately prior to the Merger Effective Date (other than certain shares as set forth in the Merger Agreement) will be converted into the right to receive $105.00 in cash;

WHEREAS, pursuant to Section 10.05 of the Third Supplemental Indenture, the Merger constitutes a Merger Event, and the 2028 Notes Indenture provides that, prior to or at the Merger Effective Date, the Company shall execute with the Trustee a supplemental indenture, without the consent of any Holders of Notes as permitted by Section 9.01(h) of the Third Supplemental Indenture, providing that, from and after the Merger Effective Date, the right to convert each outstanding $1,000 principal amount of Notes shall, without the consent of any Holders, be changed into a right to convert such principal amount of Notes into Reference Property;

WHEREAS, pursuant to the terms of the Merger Agreement and Section 10.05 of the Third Supplemental Indenture, each unit of Reference Property consists of $105.00 in cash; and

WHEREAS, all conditions for the execution and delivery of this Seventh Supplemental Indenture have been complied with or have been done or performed.

ARTICLE I

DEFINED TERMS

Section 1.01. Defined Terms. A term defined in the 2028 Notes Indenture has the same meaning when used in this Seventh Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Seventh Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Seventh Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined shall include the plural as well as the singular, unless context otherwise requires.

ARTICLE II

EFFECT OF MERGER

Section 2.01. Conversion of Notes. In accordance with Section 10.05 of the Seventh Supplemental Indenture, from and after the Merger Effective Date, the right to convert each outstanding $1,000 principal amount of Notes is hereby changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger Event would have been entitled to receive upon the Merger Effective Date, which amount is equal to the Conversion Rate in effect on the Conversion Date multiplied by the price paid per share of Common Stock in the Merger, and settlement of any conversion hereafter shall occur by the third Business Day following the Conversion Date, (A) which in the case of a conversion in connection with a Make-Whole Fundamental Change resulting from the Merger will be cash equal to $1,054.99 per $1,000 principal amount of Notes based on a Conversion Rate equal to (i) 8.2076 units of Reference Property per $1,000 principal amount of Notes plus (ii) 1.8399 additional units of Reference Property (as determined by reference to the table set forth in Section 10.03 of the Third Supplemental Indenture based on the Effective Date of the Make-Whole Fundamental Change resulting from the Merger being March 23, 2026 (the “Merger Effective Date”) and the price paid per share of Common Stock in the Make-Whole Fundamental Change being $105.00, and (B) which in the case of a conversion at all other times when such Notes are convertible after the 35th Trading Day following the Merger Effective Date will be cash equal to $861.80 per $1,000 principal amount of Notes. Accordingly, any reference in respect of the Holders’ conversion rights to a share of Common Stock in the 2028 Notes Indenture shall be deemed a reference to a right to receive an amount equal to $105.00 and the provisions of the 2028 Notes Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into Reference Property.

Section 2.02. Effectiveness. This Seventh Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. The Trustee accepts the 2028 Notes Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth herein, as supplemented hereby.

ARTICLE III

MISCELLANEOUS

Section 3.01. Effectiveness; Construction. The Seventh Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee as of the date hereof. Upon such effectiveness, the 2028 Notes Indenture shall be supplemented in accordance herewith. The Seventh Supplemental Indenture shall form a part of the 2028 Notes Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the 2028 Notes Indenture shall be bound thereby. The 2028 Notes Indenture and the Seventh Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the 2028 Notes Indenture shall remain in full force and effect.

Section 3.03. No Third-Party Beneficiaries. Nothing in the Seventh Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties to the 2028 Notes Indenture, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their successors under the 2028 Notes Indenture or the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the 2028 Notes Indenture, as supplemented hereby.

Section 3.04. Severability. In the event any provision of the Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.05. Headings. The Article and Section headings of the Seventh Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of the Seventh Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Successors. All agreements of the Company and the Trustee in the Seventh Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.07. Governing Law. THIS SEVENTH SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE 2028 NOTES INDENTURE OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.08. Counterpart Signatures. The Seventh Supplemental Indenture may be executed by means of (i) an original manual signature, (ii) a faxed, scanned or photocopied manual signature or (iii) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, statement enactments of the Uniform Electronic Transaction Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case, in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

Section 3.09. Regarding the Trustee. In entering into this Seventh Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the 2028 Notes Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity, execution or sufficiency of this Seventh Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first written above.

EXACT SCIENCES CORPORATION

By:	/s/ James Herriott
	Name:	James Herriott
	Title:	Senior Vice President, General Counsel and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee

By:	/s/ Allison Lancaster-Poole
Name: Allison Lancaster-Poole
Title: Vice President